EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-40406 and 333-82626 of FiberCore, Inc. and subsidiaries on Form S-3 of our report dated April 29, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company's change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and (2) the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of FiberCore, Inc. and subsidiaries for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP.
Hartford, Connecticut

May 19, 2003